UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 6, 2017

IMH Financial Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-52611	23-1537126
(Commission File Number)	(IRS Employer Identification No.)

7001 N. Scottsdale Rd., Suite # 2050 Scottsdale, Arizona	85253
(Address of Principal Executive Offices)	(Zip Code)

480-840-8400
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth in Item 2.01 is incorporated herein by reference into this Item 1.01.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On November 6, 2017, IMH One Westchase Mezz, LLC, a Delaware limited liability company (“Mezz Lender”) and wholly-owned subsidiary of IMH Financial Corporation (“IMH” or the Company”), acquired, at par, a $12.25 million mezzanine loan (the “Loan”) originally made by JPMorgan Chase Bank, National Association, a banking association chartered under the laws of the United States of America (“Original Lender”), to IVC One Westchase Center Holdings, LLC, a Delaware limited liability company (“Borrower”). The Loan was acquired under a Mezzanine Assignment and Assumption Agreement dated November 6, 2017 by and between Original Lender and Mezz Lender (the “Agreement”).

The Loan, which is dated October 5, 2017, has a two-year initial term with three one-year extensions, and bears interest at a floating rate of 7.25% over 30-day LIBOR for the initial term and a floating rate of 7.50% over 30-day LIBOR for the extension terms, if any. The Loan is primarily secured by a pledge of the equity interests in an office building in Houston, Texas with approximately 466,159 rentable square feet of office space (the “Underlying Property”). The Loan is also secured by a non-recourse carve-out guaranty executed by Investcorp US Real Estate, LLC, the parent of the Borrower. The first mortgage on the Underlying Property securing the principal amount of $47,000,000 has priority of payment over the Loan in the event of default. The Loan provides, among other things, for a prepayment penalty in the event of refinancing within the first 24 months of the loan term.

Chad Parson, a director of the Company, is a managing director of JPMorgan Securities LLC, an affiliate of the Original Lender.

The foregoing descriptions of the Agreement and the Loan are not complete and are qualified by reference to the complete agreements and other related documents which shall be included as exhibits in our next quarterly filing and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	November 9, 2017	IMH FINANCIAL CORPORATION

		By:	/s/ Lawrence D. Bain
Lawrence D. Bain
Chief Executive Officer

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